Exhibit 99.1

Ignyta Boosts Leadership Capacity with Appointment

of Bernard Parker as Chief Commercial Officer

July 22, 2015 07:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, announced today that Bernard Parker has been appointed to the newly-created role of Chief Commercial Officer.

“We are excited to expand our leadership capacity at Ignyta with the addition of Bernard to our executive team,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “Bernard brings a wealth of commercial experience to Ignyta from a variety of senior roles spanning sales, marketing, reimbursement, global brand management and regional business unit leadership at several leading pharmaceutical companies. His broad, international expertise and demonstrated ability to execute will be valuable to us as we prepare to transition into a commercial stage company with STARTRK-2, a potential registration-enabling study for entrectinib, a key step forward in our quest to provide new treatment options for cancer patients.”

Mr. Parker was most recently Head of the EMEA Pharmaceuticals Franchise for the Alcon division of Novartis, a position he held since 2013. In this role, he was responsible for all commercial initiatives for Alcon’s ophthalmic pharmaceuticals and over-the-counter business. Prior to Alcon, Mr. Parker was Global Brand Director, Biopharmaceuticals Portfolio for the Sandoz division of Novartis, a position he held from 2009 to 2013. At Sandoz, Mr. Parker led all commercial and lifecycle management activities for the oncology biosimilars granulocyte colony-stimulating factor (G-CSF) portfolio, including the launch of Zarzio®, the top prescribed biosimilar G-CSF product in the world. From 2008 to 2009, Mr. Parker was a management consultant at Bain & Company, working on growth strategy and profit improvement projects across a variety of industries. Prior to Bain, Mr. Parker gained experience in the U.S. in various marketing and sales roles at Amgen, Pfizer and Parke-Davis, where his work spanned the oncology, cardiovascular, diabetes and neurology therapeutic areas and included assisting with the launch of Lipitor® as a sales representative. Bernard holds an M.B.A. from Harvard Business School and a B.A. in biology magna cum laude from Hampton University, where he was a President’s Eminent Scholar and was awarded a biomedical research fellowship funded by the National Institutes of Health to conduct research in cell biology.

On July 22, 2015, Mr. Parker will receive an inducement stock option award under Ignyta’s 2015 Employment Inducement Incentive Award Plan, which was adopted July 17, 2015 and provides for the granting of equity awards to new employees of Ignyta. The inducement award consists of an option to purchase an aggregate of 200,000 shares of Ignyta common stock. The option has a ten-year term and an exercise price equal to the closing price per share of Ignyta’s common stock on the Nasdaq Capital Market on the date of grant. The option vests over a four-year period, with 25% of the option vesting on the first anniversary of the date of hire and the remainder vesting in equal monthly installments over the three years thereafter. The award was approved by the compensation committee of Ignyta’s board of directors and was granted as an inducement material to Mr. Parker entering into employment with Ignyta in accordance with Nasdaq Marketplace Rule 5635(c)(4).

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a precision oncology biotechnology company pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. The company’s goal with this Rx/Dx approach is to discover, develop and commercialize new drugs that target activated cancer genes and pathways for the customized treatment of cancer, as well as novel chemotherapeutics that can potentially provide additional benefit to cancer patients. It aims to achieve this goal by pairing its product candidates with biomarker-based companion diagnostics that are designed to identify, at the molecular level, the patients who are most likely to benefit from the precisely targeted drugs the company develops. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the potential for Ignyta to provide new treatment options for patients with its proprietary oncology drug development programs. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the potential for results of current or future clinical trials of entrectinib or other product candidates to differ from preliminary or expected results; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for the company to fail to maintain the CLIA registration of its diagnostic laboratory or to fail to achieve full CLIA accreditation of such laboratory; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not be maintained or may not effectively protect a product from competition; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

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